COVOL TECHNOLOGIES, INC.

                              INCENTIVE BONUS PLAN

1.       PURPOSE

         The purpose of this Incentive Bonus Plan is to promote the success of Covol Technologies, Inc. and Covol subsidiaries, by providing financial incentive for employees to strive for more effective operation of the business through ongoing development and use of their knowledge, skill, ingenuity, resourcefulness and industry. The Plan provides that annual Awards may be made to employees who are responsible for successful operation and management of the Company.

2.       DEFINITIONS

         The following definitions shall be applicable throughout the Plan:

         (a) "Award" means the total dollar amount that may be paid to a Participant following a given Performance Year. It is the sum of the "Business Unit Award" and the "Corporate Award" earned by the Participant.

         (b) "Base Compensation" means the annualized W2 wages of a Participant determined on the last day of a Performance Year.

         (c)      "Board" means the Board of Directors of Covol Technologies,
                  Inc.

         (d) "Bonus Percent" means the percentages associated with different employment levels within the Company, as defined on
                  Schedule 1.

         (e) "Business Unit" means the businesses or subsidiaries identified on Schedule 2.

         (f) "Business Unit Award" means the dollar amount earned by a Participant during a Performance Year associated with Business Unit performance.

         (g) "Business Unit Percent" means the percentage of a Participant's Award weighted towards performance of a Business Unit, as defined on Schedule 1.

         (h) "Committee" means the Covol Technologies Compensation Committee, or such other committee comprised of members of the Board designated by the Board to oversee the Plan.

         (i) "Company" means collectively Covol Technologies, Inc. and certain subsidiaries named on Schedule 3.

         (j) "Corporate Award" means the dollar amount earned by a Participant during a Performance Year associated with the overall performance of the Company.

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Incentive Bonus Plan

         (k) "Corporate Percent" means the percentage of a Participant's Award weighted toward overall performance of the Company as defined on Schedule 1.

         (l) "EVA" means the net operating profit before taxes, as adjusted pursuant to items identified in Schedule 4, ("NOPAT"), less the average cost of capital employed by the Company during the Performance Year.

         (m) "EVA Multiplier" means that factor identified on Schedule 5, either for a Business Unit or for the overall Company performance, associated with different levels of EVA obtained during the Performance Year that exceeds the Threshold EVA.

         (n) "Participant" means a full time employee of the Company, employed by the Company on the last day of a Performance Year.

         (o) "Performance Adjustment Factor or PAF" means the multiplier obtained by combining the completion factors from the MBO commitments of the Participants. The Performance Adjustment Factor can vary from 0% to 100% depending upon the attainment of the Participant's MBOs. An MBO form is included in Schedule 6.

         (p) "Performance Year" means a designated fiscal year of the Company during which Company and individual performance will be measured and Participant services will be rendered for which an Award may be granted.

         (q)      "Plan" means this Covol Technologies, Inc. Incentive Bonus
                  Plan.

         (r) "Chief Executive Officer" means the Chief Executive Officer of Covol Technologies, Inc.

         (s) "Retrospective Review" means the formal report prepared annually which details the Company's, Business Units, and the Participants' performance during the Performance Year and provides the basis for the Committee's determination of the Performance Adjustment Factor and individual Awards.

         (t) "Threshold Eva" means the level of EVA performance below which there will be no Award.

3.       POWERS AND ADMINISTRATION

                  The Committee shall have such powers and duties as are conferred upon it under this Plan, or any amendments thereto, or by the Board. The Committee shall have the authority to determine the time or times when approved Participant Awards shall be paid

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Incentive Bonus Plan

         each year; and the Committee, shall determine Plan participation and Award amounts for Participant's pursuant to Section 6 (a).

                  The Committee shall take whatever action is necessary in fulfilling the purposes and intent of the Plan. The Committee is authorized and empowered to interpret the terms and conditions of the Plan, to promulgate any rules, regulations and schedules of general applicability and to adopt such forms deemed necessary to carry out the purposes of the Plan. However, no such interpretation, rule or regulation shall be contrary to the clearly expressed provisions of the Plan.

                  The Committee may prescribe rules and procedures for the allocation of responsibilities among the agents appointed by the Committee for the performance of ministerial duties.

4.       ELIGIBILITY FOR PARTICIPATION

         (a) Those employees of the Company employed by the Company on the last day of the Performance Year.

         (b) Those employees of the Company who are eligible to participate shall receive a copy of this Plan document.

         (c) Participation in a given Performance Year does not entitle participation in any subsequent Performance Year.

5.       DETERMINATION OF AWARDS

         (a)      The Business Unit Award shall be computed as follows:

         EVA Multiplier X Base Compensation X Bonus Percent X Business Unit Percent X PAF

         (b)      The Corporate Award shall be computed as follows:

         EVA Multiplier X Base Compensation X Bonus Percent X Corporate Percent X PAF


6.       PARTICIPANT SELECTION AND AWARD DETERMINATION

         (a) Chief Executive Officer. Each year the Chief Executive Officer shall present to the Committee the list of Participants, their PAF and the computation of the proposed Award, and the Award amounts recommended for each Participant.

         (b) Committee. The Committee shall consider the Chief Executive Officer's report referred to in Section 6 (a) and approve the total Awards to be granted for the Performance Year.

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7.       INDIVIDUAL AWARDS

         (a) A Participant's Award shall be prorated based upon number of months of service in a given Performance Year or if the Participant is in different employment categories during a Performance year.

         (b) The actual Award granted to any individual Participant hereunder shall be based upon the Company's overall performance and individual performance considerations and shall be determined by the Committee, in its sole discretion.

         (c) No Award will be granted if the Company's overall performance is below Threshold EVA or if a Participant's individual performance is unsatisfactory, as determined by the Committee in its sole discretion, upon the recommendation of the Chief Executive Officer.

8.       FORM AND TIME OF PAYMENT

         (a) An Award shall be paid to the Participant in cash, less applicable federal, state, local and FICA taxes, as soon as practicable after the date on which all awards are approved by Committee.

         (b) If Banking applies to a Participant as shown on Schedule 1, then 50% of the amount of the Award that is in excess of the Award that would be computed if the EVA multiplier were 1, shall be withheld from payment. Payment of the withheld Award shall be made over the two years immediately subsequent to the Performance Plan Year (50% of the withheld year in the first subsequent year and 50% in the second subsequent year) if the Company reaches the Threshold EVA in the subsequent years. If the Company fails to achieve the Threshold EVA in the subsequent two years, the withheld amounts are forfeited.

9.       RETIREMENT, TERMINATION, DISABILITY, INCOMPETENCY AND DEATH

         (a) In the event of the Participant's disability, incompetency or death, or retirement such Participant may receive an Award, prorated to the effective date of such event, at the sole discretion of the Committee. Any such prorated Award shall be determined and paid in accordance with the regular procedures of the Plan.

         (b) Should an Award be approved under Section 9 (a), such Award shall be paid in cash, less applicable federal, state, local and FICA taxes, on the normal Award payout date to the Participant, or, in the event of the Participant's death, to the Participant's estate, or to the person or persons who have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to such Award.

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10.      NO RESERVE OR TRUST

         Nothing contained in the Plan shall require the Company to segregate any monies from its general funds, or to create any trust or make any special deposit in respect of any amounts payable under the Plan to or for any Participant or group of Participants. All amounts payable under the Plan shall be paid out of the general funds of the Company.

11.      NO RIGHT TO ASSIGN

         No right or interest of any Participant in the Plan or in any unpaid Award shall be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

12.      NO EMPLOYMENT RIGHTS CONFERRED

         Nothing contained in the Plan or any Award shall confer upon any employee any right with respect to continuation of employment with the Company in any capacity or interfere in any way with the right of the Company to terminate an employee's employment at any time or guarantee any right of participation in any other employee benefit plan of the Company.

13.      SUCCESSORS AND MERGERS, CONSOLIDATIONS OR CHANGE IN CONTROL

         The terms and conditions of this Plan shall ensure to the benefit of and bind the Company, the Participants, their successors, assignees, and personal representatives. If substantially all of the stock or assets of the Company are acquired by another corporation or entity or if the Company is merged into, or consolidated with another corporation or entity, then the obligations created hereunder shall be obligations of the acquirer or successor corporation or entity without the requirement of further action by the acquirer or successor corporation or entity.

14.      GOVERNING STATE LAW

         The provisions of this Plan shall be construed and administered in accordance with the laws of the State of Utah.

15.      AMENDMENT

         The Board may from time to time amend, suspend, terminate or reinstate any or all of the provisions of the Plan. However, the Board may not cancel awards payable on account of a completed Performance Year.

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16.      EFFECTIVE DATE AND TERM OF THE PLAN

         The Plan shall become effective for the Performance Year commencing October 1, 1999 upon adoption by the Board and shall remain in effect until such time as the Board may terminate it.

         Approved by Board:  25 May 2000



         /s/ Kirk A. Benson
         -------------------------------
         Kirk A. Benson, Chairman & CEO


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